DENNY’S CORPORATION RELEASES PRELIMINARY FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2014
- Achieves Highest Quarter of Domestic System-Wide Same-Store Sales in Over Eight Years -
- Increases Full Year 2014 Financial Guidance -

SPARTANBURG, S.C., January 12, 2015 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants, today reported preliminary results on domestic same-store sales and restaurant openings and closings for its fourth quarter and full year ended December 31, 2014.

Denny’s fourth quarter domestic system-wide same-store sales grew 4.7%, comprised of a 4.6% increase at domestic franchised restaurants and 5.8% growth at company restaurants. In addition to growing system-wide same-store sales in 14 of the past 15 quarters, Denny’s has achieved its fourth consecutive year of positive system-wide same-store sales and highest annual system-wide same-store sales growth since 2006.

In the fourth quarter 2014, Denny’s opened 22 system restaurants. For the full year 2014, Denny’s opened 38 restaurants, including six international locations, bringing the total restaurant count to 1,702. This is the sixth consecutive year of positive net system growth for the brand.

Based on preliminary results, Denny’s is increasing its full year 2014 guidance ranges for Adjusted EBITDA* and Free Cash Flow* with Adjusted EBITDA* now expected to be between $80 million and $82 million and Free Cash Flow* now expected to be between $47 million and $49 million. Denny’s expects to release financial and operating results for its fourth quarter and full year ended December 31, 2014 after the market closes on Wednesday, February 18, 2015.

Preliminary Results	Quarter Ended 12/31/14	Year Ended 12/31/14

Domestic Same-Store Sales
System-wide Restaurants	4.7%	2.8%
Franchised Restaurants	4.6%	2.5%
Company Restaurants	5.8%	4.2%

Restaurants Opened**	22	38
Franchised & Licensed	21	37
Company	1	1

Restaurants Closed**	9	36
Franchised & Licensed	9	33
Company	0	3

*	Please refer to the tables in the Third Quarter 2014 Earnings Release dated October 27, 2014 for non-GAAP financial reconciliations of net income to Adjusted EBITDA and Free Cash Flow.

**	Includes the temporary closure and reopening of the company operated restaurant in Las Vegas.

Upcoming Investor Conference Presentation

Denny’s will be presenting at the 17th Annual ICR XChange Conference on Tuesday, January 13, 2015. The event will be held at the JW Marriott Orlando Grande Lakes in Orlando, Florida, and the Company’s presentation will begin at 10:00 a.m Eastern Time. Investors and interested parties may listen to a live audio webcast of the presentation which will be available online in the Events and Presentations section of Denny's Investor Relations website at investor.dennys.com. A replay of the presentation webcast will be available following the live presentation. Investors and interested parties may access a copy of the presentation in the Events and Presentations section of Denny's website.

About Denny’s Corporation

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on number of restaurants. As of December 31, 2014, Denny’s had 1,702 franchised, licensed, and company restaurants around the world, with combined sales of approximately $2.6 billion, including 1,596 restaurants in the United States and 106 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile and New Zealand. At the end of 2014, 1,541 of Denny’s restaurants were franchised and 161 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 25, 2013 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz DiTrapano, ICR
646-277-1226